TODD PACIFIC SHIPYARDS CORPORATION

SIGNS AGREEMENT WITH WASHINGTON STATE FERRIES

FOR DETAILED PRODUCTION DESIGN PHASE OF

CONTRACT TO BUILD FERRIES

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...January 28, 2010...Todd Shipyards Corporation (NYSE:TOD) announced that its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd"), has entered into an agreement, as part of its contract with the Washington State Ferries ("WSF") to build up to four 144-Auto Ferries, to provide the production ready design for ferry construction for $8.3 million.

Todd will retain Guido Perla and Associates of Seattle, Washington ("Perla") as its design agent. Once the design is complete the parties will negotiate the price and delivery schedule for construction of the ferries. However, there is uncertainty about the amount of funding that will ultimately be available and how many vessels the State will procure.

"Collaboration between Todd and WSF to make incremental progress toward the construction of the 144-Auto Ferries is necessary because, while we don't know when and how much funding will be available, the state needs the new ferries as soon as practically possible," said Steve Welch, CEO of Todd Pacific Shipyards.

The overall design/build contract for the 144-Auto Ferries resulted from legislation in 2007 establishing a process to allow the shipyards designated "pre-qualified" and "best-qualified" to negotiate an agreement on a single joint proposal for the construction of the new ferries. Subsequent to the submission of the proposal, Todd, as the prime contractor, entered into an agreement in December 2007 with WSF to design and build up to four 144-Auto Ferries. Perla, working as Todd's design agent, completed the contract portion of the design in 2009.

Todd performs repair and maintenance work on commercial and federal government vessels and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.